FIBERMARK, INC.


                                                Net Income Per Common Share
                                    for Each of the Three Years ended December 31, 1996

                                                      (In Thousands)

                                                   1996            1995              1994
                                                   ----            ----              ----
Shares of common stock outstanding
  at beginning of year                           4,033,432      4,033,432         4,018,964
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Plus weighted shares of common stock
  issued in the period                               2,459              -             1,669
-------------------------------------------------------------------------------------------------

Weighted average shares outstanding
  at end of year                                 4,035,891       4,033,432         4,020,633
-------------------------------------------------------------------------------------------------


Net income for the period                        7,217,000       7,953,000         5,079,000
-------------------------------------------------------------------------------------------------


Net income per common share                          1.79            1.97              1.26
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


In 1996, 1995 and 1994, Stock Options wee not included in the weighted average shares because they were less than 3%